EXHIBIT 99.1

Press release dated August 11, 2016, announcing the Stock Issuance Cancellation Agreement.

AIRBORNE WIRELESS NETWORK REDUCES THE NUMBER OF IT'S OUTSTANDING SHARES to 74,097,796

On August 11, 2016, Airborne Wireless Network, a Nevada corporation (the "Company"),  entered into an agreement with its current President, J. Edward Daniels, to cancel the issuance of  80,000,000 of those 84,100,000 shares of the Company's common stock then held by him.

As a result of this issuance cancellation, the total number of outstanding shares of common stock of the Company has been drastically reduced to 74,097,796.

The Company anticipates that in the future it may be presented with possible financing and acquisition opportunities which may require the issuance of additional shares of its common stock. The Company desires to not be required to amend its Articles of Incorporations (the "Articles") to authorize additional shares of its common stock.

Mr. Danielsdesires that the Company have sufficient shares of its common stock available to accommodate possible future financing and acquisition plans, without the necessity of amending the Articles.